Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Macquarie Infrastructure Company LLC:
We consent to the incorporation by reference in the registration statement (No. 333-125226) on Form S-8 of Macquarie Infrastructure Company Trust of our report dated March 10, 2006, with respect to the consolidated balance sheets of Macquarie Infrastructure Company Trust as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005 and the period from April 13, 2004 (inception) to December 31, 2004, and the related financial statement schedule, and our report dated March 22, 2005, with respect to the consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows of North America Capital Holding Company for the periods January 1, 2004 through July 29, 2004, July 30, 2004 through December 22, 2004, and for the year ended December 31, 2003, both of which reports appear in the December 31, 2005 annual report on Form 10-K of Macquarie Infrastructure Company Trust.
/s/ KPMG LLP
Dallas, Texas
March 15, 2006